                    AMENDMENT TO FUND PARTICIPATION AGREEMENT



     This Amendment to the Fund Participation Agreement ("Agreement") dated September 25, 1998, as amended, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust"), and Lincoln Life & Annuity Company of New York, a New York life insurance company (the "Company") is effective as of ___________, 1999.


                                    AMENDMENT


     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

     1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

     2. All other terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.


 LINCOLN LIFE & ANNUITY
 COMPANY OF NEW YORK

 By:

 Name:
 Title:



 JANUS ASPEN SERIES

 By:

 Name:
 Title:

                                   SCHEDULE A
                   SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

 Name of Separate Account and the                 Contracts Funded
 Date Established by Board of Directors           by Separate Account
 --------------------------------------           -------------------

 Lincoln Life & Annuity Variable                  GVA 1, 11, 111
 Annuity Account L

 LLANY Account Q for Variable                     Multi Fund Group
 Annuities                                        Variable Annuity


 Lincoln Life & Annuity Flexible Premium          Lincoln VUL
 Variable Life Account M

 LLANY Separate Account R                         Lincoln SVUL
 for Flexible Premium
 Variable Life Insurance

 LLANY Separate Account S for Flexible            Lincoln CVUL
 Premium Variable Life Insurance